NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Ordinary Shares (the "Ordinary Shares") of Weatherford International plc (the "Company") from listing and registration on the Exchange on April 28, 2020, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Ordinary Shares are no longer suitable for continued listing and trading on the NYSE. The Exchange has determined that the Company is no longer suitable for listing based on 'abnormally low' price levels, pursuant to Section 802.01D of the Listed Company Manual. In addition, on May 10, 2019, the Company announced that it executed a Restructuring Support Agreement ("RSA") and expects to implement the RSA through a pre-packaged Chapter 11 process. In reaching its delisting determination, the NYSE noted the uncertainty as to the timing and outcome of the restructuring process, as well as the uncertainty as to the ultimate effect of this process on the value of the Company's ordinary shares. The Exchange, on May 13, 2019, determined that the Ordinary Shares of the Company should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the Ordinary Shares from listing and registration on the NYSE. The Company was notified by phone and letter on May 13, 2019. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on May 13, 2019. Trading in the Ordinary Shares was suspended prior to market open on May 13, 2019. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the Securities, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company filed such request within the specified time period but formally withdrew such request on April 13, 2020. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.